Exhibit 99.(h)(8)(C)(i)

AMENDED SCHEDULE A

to the

EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund	Service Class Operating Expense Limit
VY BlackRock Large Cap Growth Portfolio – Service Class Shares Term Expires May 15, 2015	1.04%

/s/ HE

HE

Effective Date:  May 1, 2014 in connection with the proposed mergers of VY BlackRock Health Sciences Opportunities Portfolio, VY BlackRock Large Cap Growth Portfolio, and VY Marsico Growth Portfolio with and into Voya Large Cap Growth Portfolio.